                                                                     Exhibit 2.1


                                 Credit contract

                                 for a Club Deal

                                     between


1.) Qiagen GmbH, Max-Volmer-Strasse 4, 40724 Hilden

                         - hereinafter referred to as the "Borrower" -

                         and

2.) Deutsche Bank AG, Konigsallee 45-47, 40189 Dusseldorf

                         - hereinafter referred to as the "consortium leader"

                         and

3.) Stadtsparkasse Dusseldorf, Berliner Allee 33, 40001 Dusseldorf

                         - hereinafter referred to as "SSK" -

                         and

4.) IKB Deutsche Industriebank AG, Wilhelm-Botzkes-Strasse 1, 40474 Dusseldorf

                         - hereinafter referred to as "IKB" -

                  - nos. 2 through 4 shall hereinafter be jointly referred to as the "consortium banks."

                               List of appendices

Appendix 1   General contractor contract dated 7/13-14/00 concerning the construction of a parking lot in Hilden--in excepted form--

Appendix 2   General contractor contract dated 4/10/00 concerning the
             construction of a production building in Hilden--in excepted form--

Appendix 3   General contractor contract dated 5/10/00 concerning the
             construction of an administrative building in Hilden--in excepted form--

Appendix 4   First draft of the building specifications/description of the compensatory measures, version date 12/5/00, along with public agreement in accordance with the compensatory definitions of development plan no. 231 of the City of Hilden dated 3/16/01

Appendix 5   General contractor contract dated 7/13-14/00 concerning the construction of a production and research building in the U.S.--in excepted form--

Appendix 6   Model payment call document for the Borrower

Appendix 7   Declaration of Qiagen N.V.

Appendix 8   Model of a certification concerning construction progress (Hilden)

Appendix 9   Photocopy of land charge creation document UPNR Z 390/2001, photocopy of judicial enforcement subjection document Z 392/2001, along with a model for security purpose declaration

Appendix 10  Draft of the global assignment contract

Appendix 11  Draft of the guaranty of Qiagen Sciences Inc., USA

Appendix 12  List of the patents--the list is only attached to the contract draft for the consortium leader and the Borrower in order to ensure confidentiality

Appendix 13  Draft of the declaration of Qiagen N.V. concerning the legal situation of Qiagen North American Holdings Inc., USA

Appendix 14  Draft legal opinion by Mintz, Levin, Cohn, Ferris, Glovsky and
             Popeo, P.C., lawyers for Qiagen North American Holdings Inc., Valencia, CA, USA

Appendix 15  Details concerning the definition of financial ratios

Appendix 16  Consortium leader's general contract terms

Appendix 17 Terms and conditions for the consortium leader's guaranty business

                    (S) 1 Credit amount and intended purpose

1.1  Credit amount

          The consortium banks shall provide the Borrower with a credit in the amount of

                               EUR 100,000,000.00
                      (in words: one hundred million Euros)

1.2  Participation of the consortium banks and liability

          The consortium banks shall assume the following portions of the aforementioned total sum--for the entire term of the credit:

          the consortium leader shall assume a share of 45 percent,
                                                       i.e., EUR 45,000,000.00,

          SSK shall assume a share of 30 percent,
                                                       i.e., EUR 30,000,000.00,

          IKB shall assume a share of 25 percent,
                                                       i.e., EUR 25,000,000.00.

          The consortium banks shall act independently from one another in rendering the performance owed under this contract and satisfying the obligations for which they are responsible hereunder. In this regard they shall not be liable to one another or to the Borrower or third parties as joint and several debtors. No joint corporate assets of the consortium banks shall be formed.

1.3  Intended purpose

The credit is intended

     a) for projects in Hilden in the amount of a share of EUR 50,000,000.00, specifically

          aa) in the amount of approx. EUR 4,750,000.00--net--for the redemption of interim financing of the real property purchase--pursuant to purchase contract, doc. no. H0811 for 1998 dated 5/27/98, notarial office of Dr. Udo Heinrich, for DM 4,628,000.00, and purchase contract, doc. no. H 0922 for 1997, notarial office of Dr. Udo Heinrich, for DM 4,654,000.00;

          ab) in the amount of approx. EUR 1,550,000.00--net--for the construction of the parking lot in accordance with the general contractor contract dated 7/13-7/14/00--set forth in Appendix 1;

          ac) in the amount of approx. EUR 21,900,000.00--net--for the construction of the planned production building in accordance with the general contractor contract dated 4/10/01--set forth in Appendix 2;

          ad) in the amount of approx. EUR 13,150,000.00--net--for the construction of the planned administrative building in accordance with the general contractor contract dated 5/10/00--set forth in Appendix 3; as well as an additional approx. EUR 3,890,000.00--net--for the yet to be conducted solicitation of bids for the building technology; the results of the solicitation of bids will be submitted to the consortium banks later;

          ae) in the amount of approx. EUR 2,400,000.00--net--for landscaping work in accordance with a yet-to-be-concluded contract which shall be submitted to the consortium banks later--a first draft of the building specifications/description of the compensatory measures, version date 12/5/00 is attached as Appendix 4 of this contract;

          af) in the amount of the agreed upon--net--portion for the financing of other documented costs in connection with the construction work;

     b) in accordance with EUR 50,000,000.00 for the partial financing of a loan by the Borrower for US$ 50,000,000.00 to Qiagen North American Holdings Inc., Valencia, CA, USA, which, in turn, shall grant a loan in the same amount to Qiagen Sciences Inc., Germantown, Maryland, USA.

          It shall be ensured by agreement that the funds are used by Qiagen to finance a production and research building at the location of Qiagen Sciences Inc. in Germantown, Maryland, USA--in accordance with the general contractor contract dated 3/14/00, which is attached as Appendix 5--and for its production and building outfitting or to replace equity funds which have been used in this manner. To the extent that tax refund claims exist for the "value added taxes" which are payable, they shall be deducted.

                          (S) 2 Drawing on the credit

2.1 The credit shall be drawn on by means of fixed-term cash drawings in partial sums of at least EUR 5,000,000.00 each.

     Pursuant to separate agreement the Borrower may also draw upon the credit(s) for guaranteed credits which serve to secure work compensation claims within the scope of the intended purpose set forth in section 1.3
     a).

     The consortium banks shall assume an obligation according to their percentage shares. The document shall be issued through the consortium leader.

2.2 Drawing prior to the full completion in accordance with the respective level of construction progress which is to be documented may take place in relation to the contract sum contractually agreed upon under the respective general contractor contract or following documentation of other investments, provided that the following general and specific requirements are met to the satisfaction of the consortium banks.

     The consortium banks shall be entitled to 10 days to review the requirements for disbursement, calculated from the date of receipt of all of the documents that are necessary for this purpose.

2.3  General disbursement requirements

     - declaration by all of the Borrower's general managers that the Borrower's liabilities do not exceed its assets;

     - confirmation from the Borrower's auditor that the Borrower's liabilities do not exceed its assets;

     -  declaration from Qiagen N.V. in accordance with Appendix 7;

     -  creation of the agreed upon security in accordance with section 6.1 a),
        6.1 c);

     - the Borrower's payment call, signed in a legally binding manner in each instance, in accordance with the model set forth in Appendix 6 and in triplicate.

2.4  Specific disbursement requirements

a)   For intended purposes in accordance with section 1.3 a)

     - documentation of building permit/partial building permit for the respective work;

     - documentation of the insurance contracts that are to be concluded for the respective construction project in accordance with the respective general contractor contract;

     - documentation of the conclusion of the respective general contractor contract;

     - documentation of construction progress/investment status by means of a construction status report by the expert engaged by the consortium leader, along with a summary on the basis of the model that is attached as Appendix 8 adapted, if necessary;

     - other costs in exchange for documentation by means of invoices, in addition to a declaration stating that the invoices have been paid;
     - if the consortium leader or the consortium banks have assumed guaranties) documentation, by means of submission of the relevant documents, that claims of the respective general contractor with respect to the achieved construction status are satisfied, unless disbursement is made to the respective general contractor.

b)   For intended purposes in accordance with section 1.3 b)

     - declaration by the Borrower through its general managers that funds in at least the relevant amount have already been disbursed by Qiagen North American Holdings Inc. as a loan to Qiagen Sciences Inc. USA and have been used by Qiagen Sciences Inc. to pay for the purposes agreed upon in this credit contract;

     - submission of a receipt from Qiagen Sciences Inc. for the funds received from Qiagen North American Holdings Inc.;

     - documentation of construction progress/investment status by means of a construction status report by the expert engaged by the consortium leader in the U.S.;

     - proper creation of the agreed upon security in accordance with section
     6.1 b);

     - declaration by the management board of Qiagen N.V. and the Board of Directors of Qiagen Sciences Inc., that:

          - all governmental permits, including the operating permit, for the project have been issued and that any and all conditions have been satisfied;

          - insurance contracts in accordance with Article 8.8.1 and 8.2 of the general contractor contract and an all-risk property insurance contract has been concluded;

          - there is no pre-existing environmental contamination on the plant property.

     - submission of the declarations in accordance with section 7.5

2.5  Guaranties

If the consortium banks create suretyships or other security for the Borrower for the benefit of the contractor, they shall be deducted in advance when the disbursement sums are determined.

The consortium leader has already assumed an unlimited-term payment guaranty in the amount of DM 7,700,000.00 on 11/15/00 in connection with the general contractor contract concluded on 10/5/00 between the Borrower and the firm of Walter Bau AG, Dusseldorf, and has assumed an unlimited-term performance suretyship to the City of Hilden in the amount of DM 250,000.00 on 3/26/01 in connection with the yet-to-be-concluded public agreement (see Appendix 4).
As soon as the requirements for drawings set forth in section 1.3 a) of this credit contract are met, SSK and IKB shall assume liability inter se for these guaranties according to their percentage shares. Effective at that point in time, they shall be entitled to guaranty commissions on a pro rata basis according to their percentage shares. The consortium leader shall notify the Borrower, SSK and IKB appropriately.

                     (S) 3 Interest and guaranty commission

3.1  Interest rate guarantee

Interest rate guarantees may be agreed upon for terms of one to three months for the individual cash drawings. If the parties have not concluded a different agreement within five days before the expiration of an interest rate guarantee, the same term shall form the basis for the next interest rate guarantee period.

3.2  Interest rate and due date

The interest rate p.a. for drawings shall be determined in EUR according to EURIBOR for the respective term, plus a margin of 1.2 percent p.a.

EURIBOR is the interest rate as set on the second Frankfurt banking business day prior to the beginning of an interest rate guarantee for EUR credits of the respective term in accordance with the screen publication of the Dow Jones Telerate Information Service (Bridge Telerate page 248) for 11:00 a.m. Brussels time. If a EURIBOR interest rate is not published there on the relevant date, EURIBOR shall be deemed to be based on the arithmetic mean (rounded to three decimal points) of the interest rates at which cash deposits are offered to the consortium leader by two leading internationally respected banks in Frankfurt at approximately 11:00 a.m.

If, by separate agreement, the term is not exactly 1, 2 or 3 months--in order to consolidate blocks effective at the beginning of the next interest rate guarantee period-- but rather a period of time which lies in between, the EURIBOR shall be determined by means of linear interpolation from the neighboring EURIBOR rates. In this connection, the Interpolated Rate is calculated as follows:

[see source for equation]

r\\n\\       = interpolated EURIBOR

r\\n - 1\\   = preceding neighboring EURIBOR rate

r\\n + 1\\   = following neighboring EURIBOR rate

t\\n\\       = point in time of the interpolated EURIBOR

t\\n - 1\\   = point in time of the preceding neighboring EURIBOR
t\\n + 1\\   = point in time of the following neighboring EURIBOR

Interest shall be calculated on the basis of actually elapsed days divided by 360 (365/360).

Interest shall be due at the end of each interest period.

The consortium leader shall notify the Borrower concerning the beginning and end and the determined interest for the interest rate guarantee for the respective drawings.

3.3  Default interest

In the event of default, the Borrower shall owe the consortium banks default interest in the amount of 5 percent p.a. above the base interest rate according to (S) 1 of the Discount Rate Transition Act of June 9, 1998.

3.4  Guaranty commission

The guaranty commission shall be 1.5 percent p.a. The consortium leader shall receive EUR 75.00 for the issuance of a guaranty document.

A guaranty commission in the amount of 1.2 percent p.a. shall be charged for the guaranty for DM 9,900,000.00 [--] dated 6/19/01 [--] for the benefit of the Qiagen Hilden "Produktionsgebaude P 1" [production building P 1] [--] joint venture.

                            (S) 4 Term and repayment

The (maximum) term of the credit shall be two years, calculated from the date of the conclusion of the contract. The last drawing may not extend beyond the end of the term.

The Borrower may terminate individual drawings, including termination of partial sums, upon notice of one month effective at the end of the respective interest period. In the case of termination of partial sums, it shall not be possible to fall below the minimum sum for individual drawings. Terminated sums cannot be drawn again.

The Borrower shall have a right of termination no earlier than six months after the signing of this contract.

The consortium banks are willing to accept repayment on a one-time basis during interest periods and prior to the due date in the event that the Borrower raises funds by means of the public issuance of a bond or similar instruments. It shall be a prerequisite in this regard that the Borrower reimburse the consortium banks for possible damages due to the worsening of interest (reinvestment damage) for the period until the end of the current interest period and lost profit (interest margin damage) up to the point in time at which ordinary termination would be possible and pay a processing fee in the amount of EUR 15,000.00 for each of the consortium banks. The Borrower shall announce the repayment, and said announcement must be received by the consortium leader one week before the date of the intended repayment. If the announcement is not made at least five banking business days before the expiration of an interest rate guarantee for a drawing or no deviating agreements are concluded, an extension of the interest rate guarantee shall take place for the respective drawing in accordance with section 3.1 sentence 2. Otherwise, the interest for the period from the expiration of the interest rate guarantee for the drawing until repayment is calculated on the basis of the EURO overnight rate ("Euro Overnight Index Average Rate"--abbreviated as "EONIA")--plus a margin of 1.2 percent p.a. The EONIA shall be the quote of the Dow Jones Telerate Information Service (page
247) on the basis of the average rate calculated by the European Central Bank at 7:00 p.m. (Brussels time).

The consortium banks may jointly terminate individual drawings upon notice of 6 months effective at the end of the respective interest period.

The Consortium banks are willing, in principle, to negotiate with the Borrower concerning follow-up financing of up to 5 years prior to the expiration of this credit.

                       (S) 5 Commitment fee and other fees

5.1 Starting on the date of the signing of this contract, the Borrower shall owe the consortium banks payment of a cash commitment fee in the amount of 0.125 percent p.a. on the undrawn, unterminated credit sum.

The commitment fee shall be payable on a quarterly basis in arrears starting on 6/30/01 and at the end of the credit term.

5.2 Following the signing of this agreement, the Borrower shall pay a praecipuum in the amount of 0.05 percent on the credit sum to the consortium leader and a praecipuum of 0.20 percent to the consortium banks, as well as consortium leadership remuneration to each of bank participating in the financing in the amount of EUR 4,353.00 for each started year.

5.3 The consortium leader shall receive a lump sum from the Borrower in the amount of EUR 10,880.00 for each started quarter for the management of security.

5.4 Third-party costs incurred in connection with the granting of the credit shall be assumed by the Borrower. This shall specifically include the following: costs of engaging experts concerning the use of the credit funds in accordance with ss. 1 1.3 a) and b), legal consulting costs, costs for the creation of security and notarial costs, etc.

                                 (S) 6 Security

The Borrower shall create or ensure the creation of the following security for the consortium banks to secure all of the consortium banks' claims arising from and in connection with this credit assurance.

6.1 The Borrower has/shall create(d) the following security for the consortium leader or consortium banks from the Borrower's assets:

a) first-position no-certificate land charge in the total amount of EUR 50,000,000.00, along with 15 percent interest starting from recording approval, as well as a one-time 10 percent ancillary payment--for the benefit of the consortium leader on the real property listed in the Hilden Land Register, page 23192, plot 065, subplots 254, 739, 2738, 2741, 2742, 2743 and 2744, 2705 and
2720; in a separate document, subjection of the respective owner to judicial enforcement in rem shall be declared in the amount of a partial sum of EUR 5,000,000.00 (enforceable in accordance with (S) 800 BGB [German Civil Code]), and a debt acknowledgment in the same amount shall be declared, along with the Borrower's personal subjection to judicial enforcement with respect to the debt acknowledgment.

No. 1--easement in gross (canal easement) for the City of Hilden, which encumbers subplots 2741, 2742, 2743 and 2744, is a permissible pre-existing encumbrance in Sec. II of the Land Register.

A photocopy of the documents is attached as Appendix 9, along with a model of a yet to be signed security purpose declaration.

b) assignment [of] the Borrower's claims arising from the loan granted to Qiagen North American Holdings Inc A certificate of indebtedness (promissory note) shall be issued concerning the claim. In order to secure the loan of Qiagen GmbH to Qiagen North American Holdings Inc. (see section 1.3 b) Qiagen Sciences Inc. shall assume a guaranty in accordance with Appendix 11, which shall be secured by a deed of trust. It is intended that the term of the loan not exceed the term of the credit assurance. The debtors shall each waive the right to a jury trial. The Borrower's claims arising from the loan to Qiagen North American Holdings Inc. and arising from the guaranty and deed of trust shall be assigned to the consortium banks. Qiagen North American Holdings Inc. shall waive, in favor of the consortium banks, possible rights of retention or the possibility of offset of any kind to which it might be entitled against the Borrower.

The Borrower shall send the consortium banks all documents which they need in order to assert the Borrower's claims against Qiagen North American Holdings Inc. and Qiagen Sciences Inc., Germantown, Maryland/USA, along with a declarations by an attorney admitted to practice in the respective state. It shall be confirmed in the declaration that the aforementioned credit contract between Qiagen GmbH and Qiagen North American Holdings Inc. has been concluded in a legally valid manner and that the guaranty and that the deed of trust on the real property is legally valid. In addition, it must be declared that the consortium banks are in a position, on the basis of the submitted documents, to assert the claims arising from the credit contract/(promissory note), guaranty and deed of trust any additional requirements beyond the maturity of the claim arising from the promissory note.

c) Global assignment of all current and future claims, including contingent claims, to the consortium leader against debtors domiciled or with branch offices in Germany arising from goods deliveries in accordance with the model set forth in Appendix 10.

                  (S) 7 Additional obligations of the Borrower

7.1  Reporting duties

The Borrower shall give the consortium leader triplicate copies of the following documents:

a) Borrower's audited annual financial statements, along with auditor's report, promptly after the preparation thereof but no later than four months after the close of the respective fiscal year; quarterly financial statements--not audited--within 2 months after the close of the respective quarter;

b) audited annual financial statements (individual and consolidated financial statements) of Qiagen N.V., Venlo, promptly after the preparation thereof but no later than four months after the close of the respective fiscal year; quarterly financial statements--not audited--within 2 months after the close of the respective quarter;

c) individual annual financial statements (balance sheet and income statement) of Qiagen North American Holdings Inc., USA, promptly after the preparation thereof but no later than four months after the close of the respective fiscal year; quarterly financial statements--not audited--within 2 months after the close of the respective quarter;

d) audited divisional annual financial statements, along with auditor's report, of Qiagen North American Holdings Inc., USA, promptly after the preparation thereof but no later than four months after the close of the respective fiscal year; quarterly financial statements--not audited--within 2 months after the close of the respective quarter;

e) annual financial statements (balance sheet and income statement) of Qiagen Genomics Inc., Operon Inc. and Qiagen Sciences Inc., each within four months after the close of the respective quarter;

At the consortium leader's request, the Borrower shall also be obligated to the consortium leader with any and all additional information that is necessary to the evaluation of the Borrower's creditworthiness or the creditworthiness of Qiagen Sciences Inc., Germantown, Maryland/USA and Qiagen North American Holdings Inc., Valencia, California/USA.

7.2 Until the credits are fully repaid, the Borrower shall be obligated not to encumber the patents in its possession, transfer them to third parties or otherwise permit third parties to use them without the consent of the consortium banks--with the exception of rights which are given to Qiagen Sciences Inc. Germantown, Maryland/USA exclusively for its use--and shall be obligated to extend this declaration to future patents.

A complete list of the patents is attached to this credit contract as Appendix
12. The Borrower shall notify the consortium leader on a semiannual basis concerning new patent applications and expired patents. The Borrower shall promptly notify the consortium banks if third parties dispute the Borrower's rights to or arising from the patents.

7.3 The Borrower shall be obligated to only make payments to Qiagen N.V. in connection with the exercise of employees' option rights arising from the existing stock option plan after receiving the consent of the consortium leader. Excepted herefrom shall be payments up to an exempt limit of EUR 7,500,000.00 per year.

7.4 The Borrower shall be obligated not to call any loan funds for projects that are or have been financed by earmarked public subsidy funds.

7.5  The Borrower shall be obligated to provide the following declarations:

a.) declaration by Qiagen N.V. that Qiagen North American Holdings Inc., Valencia, California , USA, and Qiagen Sciences Inc., Germantown, Maryland/USA are properly formed corporations and that the loan contract between Qiagen North American Holdings Inc. and Qiagen GmbH, as well as the loan contract between Qiagen Sciences Inc. and Qiagen North American Holdings Inc., and the assumption of the aforementioned guaranty by Qiagen Sciences Inc. are legally valid and in accordance with the resolutions of the respective executive bodies of the corporations--in accordance with the model of [Appendix 13];

[b) Legal opinion by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., lawyers for Qiagen North American Holdings Inc., Valencia, CA, USA, in accordance with the model of Appendix 14, along with articles of incorporation and by-laws.

7.6 The Borrower shall be obligated to only undertake substantial contract expansions in the general contractor contracts with the prior written consent of the consortium banks if the consortium leader/consortium banks has/have provided a guarantee concerning the work compensation claims. A substantial expansion shall be deemed to exist if the contract sum of an individual general contractor contract which is attached to this contract as an appendix, or a yet to be attached general contractor contract, is exceeded by 5 percent; multiple expansions shall be aggregated for purposes of the calculation of the increase.

                             (S) 8 Financial ratios

8.1 The Borrower and the consortium banks are in agreement that--notwithstanding all other termination rights on the part of the consortium banks--this credit contract may be terminated by the consortium banks on the grounds that, in a given quarter, the following financial ratios are not met by Qiagen N.V. on a consolidated basis according to US-GAAP:

         Net financial obligations/equity capital * 0.55

         Net financial obligations/EBIT * 2

         EBITDA/net interest expense ** 3

The details of the calculation can be found in the information in Appendix 15.

The Borrower shall document compliance for the consortium banks by means of confirmation by the auditor of Qiagen N.V.

              (S) 9 The consortium leader and the consortium banks

9.1   Appointment and authorization of the consortium leaders

The consortium banks hereby appoint Deutsche Bank AG Dusseldorf as the consortium leader and authorize Deutsche Bank AG Dusseldorf to submit or receive all declarations to and from the lender or third parties in connection with the performance of this credit contract, including the creation, management and liquidation of security. The consortium leader shall also specifically be entitled to collect money.

9.2   Handling of payments

Payment transactions in connection with this credit contract shall be handled through the consortium leader. Payments shall be made in Dusseldorf at the aforementioned business premises of the consortium leader. The Borrower may also make payments to the following account of the consortium leader:

      Account number 2004406
      Deutsche Bank AG Dusseldorf
      Bank routing number 30070010
      in this connection, the intended purpose shall be identified.

The debt-releasing effect shall not occur until the Borrower's payment is received by the consortium leader.

In principle, disbursements of the credit shall be made to the Borrower's account no. 2004414 with the consortium leader.

9.3   General payment terms

To the extent statutorily permissible, all payments by the Borrower shall be made without deduction of any taxes, fees or other charges. Otherwise, the Borrower shall be obligated to pay the relevant difference amount in such a manner that the consortium banks receive the full sum that is owed.

* means less than or equal to
** means greater than or equal to

Offset against claims arising from this credit contract, as well as the assertion of rights of retention, by the Borrower shall be barred, unless the counterclaims are undisputed or have been established by final judgment and the Borrower notifies the consortium leader and presents documents capable of providing documentation.

9.4   Crediting

The consortium leader shall be entitled to act at its own discretion in crediting the Borrower's payments and/or proceeds of security toward the payments owed to the consortium banks on a proportional and equal-priority basis.

Until further notice, the consortium leader shall be entitled to charge due payments to the Borrower's account no. 1704279 with the consortium leader.


                              (S) 10 Communication

Communications relating to the credit shall be sent to:

Qiagen GmbH, Peer Schatz, Chief Financial Officer, Max-Volmer-Strasse 4, 40724 Hilden,
telephone: 02103-892-702, fax: 02103-892-777
Deutsche Bank AG, Burghard Rebmann, Konigsallee 45-47, 40189 Dusseldorf, telephone: 0211-883-9101, fax: 0211-883-2468.


                              (S) 11 Miscellaneous

11.1 The Borrower hereby releases the consortium banks from banking secrecy among one another, such that the consortium banks may exchange between one another any and all information which appears significant to them with respect to the granting and handling of the credit.

11.2  Sub-participation

The consortium banks shall be entitled, with the consent of the Borrower, to grant sub-participation of their shares to third parties. The Borrower may only refuse its consent for good cause.

11.3  Definition of the disbursement requirements

To the extent that construction progress must be determined for purposes of the disbursement of the credit, the consortium leader, acting in consultation with the Borrower, shall be entitled to engage third parties to make such a determination. In this connection, the consortium leader may agree with the party that it engages that said party's liability shall be limited to intentional and grossly negligent conduct and that the determinations shall only be used for purposes of the review of the disbursement requirements.

The consortium leader shall engage Eurohypo AG Europaische Hypothekenbank der Deutschen Bank, Frankfurt, for determinations with respect to the construction progress of the project in Hilden. The consortium leader shall engage Cushman & Wakefield, Washington, D.C., USA, for determinations with respect to the progress of construction in Germantown.

11.4 Modifications of and addenda to this contract must be in written form in order to be valid.

11.5  General contract terms, etc.

By way of supplement to the agreements concluded herein, the consortium leader's General Contract Terms, which are attached to this contract as Appendix 16, as well as the terms and conditions for the consortium leader's guaranty business, which are attached to this contract as Appendix 17, shall be applicable to the employment contract. In addition, the lien agreed upon in the respective General Contract Terms of the respective consortium banks shall be applicable to that Consortium Bank's share.

11.6  Severance clause

If portions of this credit contract are impracticable or invalid, it is intended that the validity of the contract as a whole not be affected thereby. It is intended that the impractical or invalid provision be replaced by a provision that comes as close as possible to the void or impractical provision in accordance with the purpose of the credit contract.

11.7 The place of performance for all claims arising from this contract, as well as the place of venue, shall be Dusseldorf.


Dusseldorf, May 28, 2001

/s/ Dr. Metin Colpan
--------------------
/s/ Peer M. Schatz
------------------
Qiagen GmbH, Hilden


Dusseldorf, May 28, 2001

--------------------------------------------------------------------------------
/s/ Dr. Leberling        /s/ Dr. Braun                 /s/ Herr Laux
-----------------        -------------                 -------------
/s/ Herr Rebmann         /s/ Herr Kessler              /s/ Herr Reinecke
----------------         ----------------              -----------------
Deutsche Bank AG         Stadtsparkasse Dusseldorf     IKB Deutsche
Dusseldorf               Dusseldorf                    Industriebank AG
                                                       Dusseldorf
--------------------------------------------------------------------------------